Exhibit 10.22

Important:

Dear customer, in order to safeguard the rights and interests of your company, please read the full text of this application carefully before signing this application, especially the black and bold clauses. If there is any doubt, please ask our bank to explain it in time. If you still have any questions or doubts, please consult your lawyers and relevant professionals.

No. IR2204240000115

China Merchants Bank
Application for withdrawal

(Applicable to working capital loans that do not require a separate loan contract)

China Merchants Bank Co., Ltd Shanghai branch :

According to the contract No.121XY2021015509 signed by both parties 《Credit Agreement 》(including but not limited to Credit Agreement)

《Credit Agreement (applicable to working capital loans where no separate loan contract is required)》, 《Credit Agreement for Bill Pool Business, etc.》, hereinafter referred to as the 《Credit Agreement》stipulates that the 7703600.59 of the loan (RMB) applied by our company this time, the loan term is 6 months, and the account number is 121908367810901. For the details listed in the following table:

Method of payment (Subject to the requirements of your bank)	Name of the payee	Currency	Amount	Use of funds	Business contract number
Independent payment	ChinaLink Professional Services Co., Ltd.	RMB	7703600.59	Pay taxes, pay social security fees and other human resources expenses

I. Our company agrees that the loan interest rate shall be subject to the following terms:

1.	This loan is adopted (one of the following two options is marked with “√”):

√ Return to fixed interest rate ☐ A floating interest rate

2.	Determination of the interest rate during the contract period (please tick “√” if applicable):

2.1 The benchmark interest rate for RMB loans issued shall be the market quotation rate (LPR) for √ one-year/☐ five-year loans published by the National Interbank Funding Center one working day before the pricing date. Add in points, 10.00 basis points (BPs) 。

2.2 Pricing date refers to the reference date used to determine the benchmark interest rate during the loan period or floating period. If the loan adopts a fixed interest rate, the pricing date shall be the date when the loan is actually issued; If the loan adopts a floating interest rate, the determination of the pricing date shall be carried out in accordance with the provisions of Article 2.3.

2.3 If this loan adopts a floating interest rate, it shall be based on:     Float for floating periods, and the applicable benchmark interest rate for each floating period shall be determined in accordance with the provisions of Article 2.

The actual loan release date is the pricing date of the first floating cycle, and the first day of each subsequent floating cycle is the pricing date of the floating cycle.

2.4	Interest: The loan interest shall be calculated from the date when the loan is transferred to our account according to the actual loan amount and the actual number of days occupied, and our company shall adopt the interest rate。If the interest is paid in the form of clearing the principal, your bank may directly deduct the amount from our account □on the 20th day of each month or √on the 20th day of the last month of each quarter when the loan is due. Daily interest rate of RMB = annual interest rate/360. Unless otherwise specified, the loan interest rate under this Agreement shall be calculated by the simple interest method.

II. Commitment of our company:

1. Our company will withdraw the loan according to the details in the above table. If it is necessary to change the details, it will be reported to your bank for approval. If your bank requires our company to adopt the entrusted payment method according to the regulatory requirements or for the need of risk control, the requirements of your bank shall prevail.

2. For the payment of loan funds in the form of entrusted payment, it shall be reported to your bank for approval before handling the transfer procedures. For the loan funds paid by our company independently, our company shall regularly (at least monthly) provide your bank with the evidence of the use of loan funds, including business contracts, payment vouchers, etc.

3. Our company guarantees that the preconditions required for the issuance of the loan agreed in the Credit Agreement have been met.

4. The specific loan amount, term and interest rate will be approved and determined by your bank, and your bank has the right to reject our application. If your bank agrees to this application, The actual issuing amount, currency, term, purpose, interest rate, loan/settlement account and other matters of each withdrawal shall be subject to the business records of your bank’s system.

5. ☐ During the term of the loan, our company agrees to repay the loan in installments according to the following plan (if this clause is selected, “√” shall be marked in the “□” before this clause):

6. Repayment in advance

6.1 If our company applies for prepayment, we shall submit a written application to your bank 7 working days before the planned prepayment date, and pay the liquidated damages for prepayment to your bank (except that Party B is a small and micro enterprise with national standards). Liquidated damages for prepayment = amount of prepayment × proportion of liquidated damages. The specific proportion of liquidated damages shall be determined by your bank according to the loan term and loan account age (i.e. the actual duration of the loan) agreed in the Contract. After your bank approves our application for prepayment and notifies us of the specific proportion of liquidated damages in writing, our company shall pay the liquidated damages for prepayment to your bank in full within the time required by your bank. Otherwise, your bank still has the right to reject our application for prepayment. Your bank has the right but not the obligation to reduce the amount of liquidated damages for our prepayment according to the remaining loan period and other factors at the time of our prepayment.

6.2 For prepayment by our company, the interest rate is still calculated according to the Credit Agreement, and the interest payable is calculated according to the actual loan term.

The Borrower declares that:

All terms of this application have been fully negotiated between the parties. The Bank has drawn the Borrower’s special attention to the exemption or mitigation of your Bank liability and other clauses that have a material interest in the borrower, and make corresponding explanations to the above clauses at the request of the borrower. The Borrower has fully and accurately understood it. The Borrower and the Bank have the same understanding of the terms of this Application.

Borrower (electronic signature):
ChinaLink Professional Services Co., Ltd.
April 26, 2022